EXHIBIT 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2012

SECOND QUARTER RESULTS

HOUSTON — MAY 8, 2012 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2012 second quarter ending March 31, 2012.

Revenues for the second quarter of fiscal 2012 were $181.5 million compared to revenues of $125.1 million for the second quarter of fiscal 2011. Net income for the second quarter of 2012 was $7.4 million, or $0.63 per diluted share, compared to net income of $1.7 million, or $0.15 per diluted share, in the second quarter of fiscal 2011. The year-over-year increase in net income was larger than expected and primarily attributable to several large projects presently in production meeting or exceeding significant milestones.

Thomas W. Powell, Chief Executive Officer, stated, “Our second quarter results demonstrate the nature of a custom engineered project business. Just as unforeseen challenges can at times create costs in excess of estimates, operational excellence can also generate margin improvement. Several large, complex projects provided the margin upside to our second quarter results, and we are extremely pleased with the efficient execution by our organization.

“The market strength continues to be primarily driven by oil and gas, however, we are seeing an increase in activity in the utility sector and some other industrials. We have also been successful with light rail infrastructure projects, both in the U.S. and Canada.

“We continue to believe that pent up demand exists and that capital projects in our key markets will go forward as the overall economy strengthens. We are working both on opportunities that exist as well as preparing for those that have not yet become apparent.”

New orders placed during the second quarter of fiscal 2012 totaled $203 million compared to $189 million in the first quarter of fiscal 2012 and compared to $217 million in the second quarter of fiscal 2011. The Company’s backlog as of March 31, 2012 was $497 million compared to $474 million as of December 31, 2011 and compared to $437 million at the end of last year’s second quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2012 revenues to range between $675 million and $725 million and full year fiscal 2012 earnings to range between $1.25 and $1.50 per diluted share.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, May 9, 2012 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9645 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 16, 2012. To access the replay, dial 303-590-3030 using a passcode of 4532672#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$181,486	$125,111	$338,942	$249,785

Cost of goods sold	147,249	100,234	284,327	199,043

Gross profit	34,237	24,877	54,615	50,742

Selling, general and administrative expenses	21,523	21,538	41,286	42,466

Amortization of intangible assets	704	1,254	1,407	2,421

Operating income	12,010	2,085	11,922	5,855

Gain on sale of investment	—	(1,229)	—	(1,229)
Interest expense	68	94	144	208
Interest income	(34)	(62)	(63)	(107)

Income before income taxes	11,976	3,282	11,841	6,983

Income tax provision	4,565	1,549	6,175	2,818

Net income	$7,411	$1,733	$5,666	$4,165

Earnings per share:

Basic	$0.63	$0.15	$0.48	$0.36

Diluted	$0.63	$0.15	$0.48	$0.35

Weighted average shares:

Basic	11,762	11,666	11,765	11,653

Diluted	11,835	11,799	11,836	11,787

SELECTED FINANCIAL DATA:

Capital Expenditures	$9,501	$1,904	$18,879	$2,667

Depreciation and amortization	$3,257	$3,938	$6,433	$7,493

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	September 30, 2011
(In thousands)	(Unaudited)
Assets:
Current assets	$355,134	$336,682
Property, plant and equipment (net)	73,774	59,637
Other assets	23,008	25,357

Total assets	$451,916	$421,676

Liabilities & equity:
Current liabilities	$161,693	$137,724
Long-term debt and capital lease obligations, net of current maturities	3,712	4,301
Deferred and other long-term liabilities	4,037	4,308
Stockholders’ equity	282,474	275,343

Total liabilities and equity	$451,916	$421,676

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$173,974	$118,576	$324,638	$235,719
Process Control Systems	7,512	6,535	14,304	14,066

Total revenues	$181,486	$125,111	$338,942	$249,785

Income before income taxes:

Electrical Power Products	$11,665	$3,428	$11,644	$7,513
Process Control Systems	311	(146)	197	(530)

Total income before income taxes	$11,976	$3,282	$11,841	$6,983

	March 31,	September 30,
	2012	2011
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$275,322	$248,155
Process Control Systems	14,325	10,711
Corporate	146,660	145,683

Total identifiable tangible assets	$436,307	$404,549

Backlog:

Electrical Power Products	$448,125	$394,598
Process Control Systems	48,828	48,363

Total backlog	$496,953	$442,961

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